                                   AGREEMENT
                                   ---------

     THIS AGREEMENT is made as of the 30th day of October, 1995, by and among Dairy Mart Convenience Stores, Inc., a Delaware corporation (the "Company"), Charles Nirenberg ("Nirenberg"), FCN Properties Corporation, a Connecticut corporation ("FCN"), and The Nirenberg Family Charitable Foundation, Inc., a Connecticut corporation (the "Foundation").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the parties wish to provide for the purchase by the Company from Nirenberg, FCN and the Foundation of all of their direct interests in DM Associates Limited Partnership, a Connecticut limited partnership ("DM Associates"), and its general partners and to set forth their agreement as to certain other matters, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:

     1.   Sale of DM Associates Interests; Payment of Purchase Price.  (a)  At
          ----------------------------------------------------------
the Closing referred to in Section 2 hereof, subject to the terms and conditions set forth herein, Nirenberg, FCN and the Foundation shall assign, sell, transfer and convey to the Company, and the company shall purchase and accept, the following: (i) right, title and interest in and to Nirenberg's general partner interests in New DM Management Associates I, a Connecticut general partnership ("New DM Management I"), and New DM Management Associates II, a Connecticut general partnership ("New DM Management II"); (ii) right, title and interest in and to the limited partner interests of Nirenberg and the Foundation in DM Associates; (iii) FCN's right, title and interest in and ownership of the 9% Secured Promissory Note, dated March 12, 1992 (the "CDA Note"), in the principal amount of $7,100,000 made by DM Associates in favor of the Connecticut Development Authority (the "CDA") and subsequently assigned by the CDA to FCN on or about September 30, 1994, and FCN's right, title and interest in 1,220,000 shares of the Class B common stock, par value $.01 per share, of the Company pledged by DM Associates as security for the payment of the CDA Note pursuant to a Stock Pledge Agreement, dated March 12, 1992 (the "CDA Pledge Agreement"), between DM Associates and CDA, and subsequently assigned by CDA to FCN on or about September 30, 1994, and all of FCN's rights pursuant to the CDA Pledge Agreement and any other agreement executed by DM Associates in favor of the CDA in connection with the CDA Note and/or the loan evidenced thereby; and (iv) all right, title and interest of Nirenberg, FCN and the Foundation pursuant to the agreements, instruments and letters dated January 25, 1995 and entered into by such parties with the Company and/or the other limited partners of DM Associates and the other general partners of New DM Management I and New DM Management II in connection with the reconstitution of DM Associates and its general partners. The interests to be transferred to the Company pursuant to this Section 1(a) hereinafter are collectively referred to as the "DM Associates Interests".

          (b) As full payment for the DM Associates Interests, the Company shall pay to Nirenberg, FCN and the Foundation at the Closing an aggregate cash payment of $10,000,000 by wire transfer of immediately available federal funds as follows: (a) $3,500,000 plus accrued and unpaid interest to an account designated by the CDA in full payment of FCN's promissory note, dated on or about September 30, 1994, to the CDA (the "FCN Note") and (b) the balance to one or more accounts designated by Nirenberg.

     2.   Closing.  (a)  The closing (the "Closing") of the transactions
          -------
contemplated hereby shall take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153 on the date which is no later than November 29, 1995 or such earlier date as shall be the may before the last date on which the 1995 annual meeting of stockholders of the Company may be held pursuant to the Company's Restated Certificate of Incorporation, Amended and Restated By-laws and Delaware law without any required change in the September 29, 1995 record date currently in effect with respect to such meeting and on which all of the conditions to Closing specified herein have been satisfied or at such other place and on such other date as shall be mutually agreeable to the parties hereto.

          (b) At the Closing, Nirenberg, FCN and the Foundation shall deliver to the Company:

               (i) instruments of transfer duly executed by Nirenberg, FCN and the Foundation related to the transfer of the DM Associates Interests to the Company in form and substance reasonably acceptable to the Company and its counsel;

              (ii) duly executed instruments in form and substance reasonably acceptable to the Company and its counsel necessary to dismiss with prejudice and without cost or expense to any opposing party claims against the defendants in the lawsuit entitled
     Charles Nirenberg and Mitchell J. Kupperman vs. Stein, et al., C.A.
     -------------------------------------------------------------
     No. 14462 pending in the Delaware Chancery Court;

             (iii) all books and records of DM Associates and its general partners in his or their possession;

              (iv) control over the bank, stock and other accounts of DM Associates and its general partners; and

               (v) any proxies or other instruments reasonably requested by the Company pursuant to Section 10(b) hereof.

          (c) At the Closing, the Company shall:

               (i) make the payments in the amounts and manner referred to in this Agreement; and

              (ii) make payments in the amounts and manner set forth in, and otherwise comply fully with the terms of, that certain letter agreement dated as of the date hereof from the Company to Mitchell Kupperman relating to Mr. Kupperman's severance arrangements with the Company.

     3.   Conditions.  (a)  The obligation of the Company to purchase and pay
          ----------
for the DM Associates Interests at the Closing and consummate the other transactions contemplated hereby are subject to the satisfaction as of the Closing of the following conditions:

               (i) The representations and warranties of Nirenberg, FCN and the Foundation contained herein shall be true and correct in all material respects at and as of the Closing as though then made and Nirenberg, FCN and the Foundation shall have complied with all of their agreements herein set forth and

     Nirenberg shall have executed and delivered to the Company a certificate to such effect;

              (ii) The Company shall have obtained the requisite consents of the holders of its Senior Subordinated Notes due 2004 (the "Debentures") and its bank lenders to the transactions contemplated hereby;

             (iii) The Company shall have obtained financing on terns and conditions acceptable to the Company in amounts sufficient to fund the purchase price set forth in Section 1 hereof;

              (iv) The Company shall have obtained waivers from the Company's bank lenders and the holders of the Debentures of any defaults or events of default then existing or alleged to be in existence under the Company's bank loan agreements or the indenture pursuant to which the Debentures were issued; and

               (v) There shall have been obtained all required waivers, consents and releases of the partners of DM Associates and New DM Management I and New DM Management II and CDA shall have acknowledged in writing that it has no further interests in any of the DM Associates Interests.

          (b) The obligation of Nirenberg, FCN and the Foundation to sell the DM Associates Interests at the Closing and consummate the other transactions contemplated hereby are subject to:

               (i) The representations and warranties of the Company contained herein being true and correct in all material respects at and as of the Closing as though then made and the Company having complied with all of its agreements herein set forth and a duly authorized officer of the Company shall have executed and delivered to Nirenberg a certificate to such effect;

              (ii) The Company shall have delivered a solvency opinion to Nirenberg at the Company's sole cost and expense, in form and substance reasonably acceptable to Nirenberg, from Houlihan, Lokey, Howard & Zukin or another independent valuation firm reasonably acceptable to the Company and Nirenberg;

             (iii) The Company shall have obtained waivers from the Company's bank lenders and the holders of the Debentures of any defaults or events of default then existing or alleged to be in existence under the Company's bank loan agreements or the indenture pursuant to which the debentures were issued;

              (iv) The Company shall have obtained the requisite consents of the holders of its Debentures and its bank lenders to the transactions contemplated hereby; and

               (v) There shall have been obtained all required waivers, consents and releases of the partners of DM Associates and New DM Management I and New DM Management II.

          (c) Any condition specified in this Section 3 may be waived if consented to in writing by the Company in the case of the conditions specified in Section 3(a) or by Nirenberg, FCN or the Foundation in the case of the conditions specified in Section 3(b).

     4.   Termination.  (a)  This Agreement shall be terminated and the
          -----------
transactions contemplated hereby shall be abandoned automatically and without further action on the part of any party hereto, if (i) the purchase and sale of the DM Associates Interests shall not have been consummated on or prior to November 29, 1995 or such earlier date as shall be the day before the last day on which the 1995 annual meeting of stockholders of the Company may be held pursuant to the Company's Restated Certificate of Incorporation, Amended and Restated By-laws or Delaware law without any required change in the September 29, 1995 record date or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable. The date on which this Agreement shall have been terminated pursuant to this Section 4(a) is herein referred to as the "Agreement Termination Date".

          (b) In the event of the termination of this Agreement pursuant to this
Section 4, no party hereto (or, in the case of the Company, any of its directors or officers) shall have any liability or further obligation to the other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

     5.   Resignation.  Simultaneously with the execution of this Agreement, (i)
          -----------
Nirenberg and Mitchell J. Kupperman are each executing and delivering to Stanford N. Goldman, Jr., an Assistant Secretary of the Company, his resignation as a director of the Company and as a director of any subsidiaries or affiliates of the Company which he serves as a director, effective upon the Closing and
(ii) Robert B. Stein, Jr. ("Stein") and Gregory G. Landry ("Landry") are each executing and delivering to

Mr. Goldman his resignation as a director of the Company and as a director of any subsidiaries or affiliates of the Company which he serves as a director, effective upon the termination of this Agreement for any reason pursuant to
Section 4(a). If the Closing does not occur on or before the Agreement Termination Date, then the resignations of Messrs. Nirenberg and Kupperman shall be null and void. If the Closing does occur, then the resignations of Messrs. Stein and Landry shall be null and void.

     6.   Non-Competition: Non-Solicitation.  Provided that the Closing occurs,
          ---------------------------------
in consideration of the payment referred to in Section 6(e) below: (a) Nirenberg agrees and covenants that for the period of time commencing on the date of the Closing and ending on the fifth anniversary of such date (the "Non-Compete Period") he will not, directly or indirectly: (i) for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Nirenberg holds less than 5% of the outstanding voting shares), engage in the business of owning, managing or operating convenience stores in Massachusetts, Connecticut, Hudson Valley in New York State, Rhode Island, Ohio, Southern and Middle Michigan, Kentucky, Southern Indiana, Western Pennsylvania, Tennessee or North Carolina (the "Covered Areas"), such geographical areas constituting places in which the Company conducts business as of the date hereof; (ii) solicit the employment of any current employee of the Company or any employee who first enters the employ of the Company during such period; provided, that such prohibition shall not apply to any employee who has left the employ of the Company; (iii) induce or encourage any current employee of the Company or any employee who first enters the employ of the Company during such period to leave the employ of the Company; or (iv) interfere in a material manner with any material business relationship in any Covered Area between the Company and any third party, including any shareholder or any creditor of the Company.

          (b) The Company and Nirenberg acknowledge and agree that the provisions of Section 6(a) hereof are reasonable because the scope thereof encompasses only the business of the Company as conducted on the date hereof and they are limited to the locations in which the Company does business as of the date hereof.

          (c) Notwithstanding anything contained in this Section 6 to the contrary, if the period of time or the geographical areas specified in Section 6(a) hereof is determined to be unreasonable in any proceeding before any court or agency legally empowered to enforce the provisions of this Section 6, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable; provided, however, that such reduction shall not
                                -----------------
extend to any period of time or jurisdiction where such reduction is unnecessary to make the period of time or the geographical area specified in Section 6(a) enforceable therein.

          (d) Nirenberg agrees that during the Non-Compete Period the Company shall be entitled to make use of Nirenberg's name and likeness in its advertising and marketing materials, subject to Nirenberg's prior review and consent.

          (e) As compensation for the matters referred to in this Section 6, the Company shall pay to Nirenberg at the Closing a non-refundable sum of $2,300,000 by wire transfer of federal funds to an account or accounts designated by Nirenberg.

     7.   Non-Disclosure.  Nirenberg shall not, directly or indirectly, at any
          --------------
time use or disclose to any person, firm or corporation any trade secrets, confidential or proprietary information of the Company that is not publicly available.

     8.   Release and Waiver.  Provided that the Closing occurs:  (a)
          ------------------
Nirenberg, on behalf of himself and his affiliates, including, without limitation, FCN and the Foundation, hereby agrees to waive all claims against the Company, its subsidiaries and their respective former, current and future officers, directors, employees, stockholders, agents, attorneys, and other representatives (collectively, "Affiliates") and hereby releases and discharges the Company and its Affiliates from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, judgments, demands, liability, claims and damages whatsoever, in law or equity, that Nirenberg and/or his affiliates ever had, now has, or hereafter can, shall or may have, for, upon or by reason of his former employment with, service as an officer and director of, or direct or indirect holding of equity securities of the Company, including, without limitation, by virtue of the FCN Note or the agreements executed in connection therewith, or in any other capacity relating to the Company, and the termination of the foregoing relationships, including, but not limited to, any claims arising under any federal, state or local law or ordinance, tort, employment contract (express or implied), public policy, or any other obligation, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and all claims for wrongful discharge, workers' compensation, wages, monetary or equitable relief, vacation, compensation in lieu of vacation, disability, other employee fringe benefits, benefit plans, medical plans, or attorneys' fees; provided, however, that
                                                  --------  -------
notwithstanding the foregoing, Nirenberg reserves and shall not be deemed to have released (i) any rights he may have pursuant to the Company's 401(k) and profit sharing plans, (ii) his ability to seek and obtain indemnification by the Company to the extent he is entitled to be indemnified by the Company pursuant to this

Agreement and the Company's Restated Certificate of Incorporation and Amended and Restated By-laws as in effect on the date hereof, (iii) all claims relating to the performance of the Company's obligations under this Agreement, and (iv) his ability to assert claims for contribution or other appropriate relief against the Company or one or more Affiliates in any action in which he is a defendant commenced by any third party, including but not limited to one or more stockholders of the Company seeking to act on behalf of the Company.

          (b) Nirenberg hereby agrees to waive all claims against DM Associates, New DM Management I, New DM Management II, each of the partners of such partnerships and any attorneys of the foregoing and hereby releases and discharges them from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, judgments, demands, liability, claims and damages whatsoever, in law or equity, that Nirenberg ever had, now has, or hereafter can, shall or may have, for, upon or by reason of his interests in DM Associates, New DM Management I and New DM Management II and the termination of such interests; provided, however, that notwithstanding the
                               --------  -------
foregoing, Nirenberg reserves and shall not be deemed to have released his ability to seek and obtain indemnification and/or contribution or other appropriate relief from DM Associates, New DM Management I or New DM Management II or any of the partners of such partnerships pursuant to such partnerships' respective partnership agreements as in effect on the date hereof or pursuant to applicable law.

          (c) The Company hereby agrees to waive all claims against Nirenberg and his affiliates and their respective former, current and future officers, directors, employees, stockholders, agents, attorneys and other representatives and hereby release, and discharges Nirenberg, his affiliates and such other persons from any And all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, judgments, demands, liability, claims and damages whatsoever, in law or equity, that the Company ever had, now has, or hereafter can, shall or may have, for, upon or by reason of Nirenberg's former employment with, service as an officer and director of, or direct or indirect holding of equity securities in, or in any other capacity relating to the Company (including as a direct or indirect general partner of DM Associates, New DM Management I or New DM Management II and the transactions relating to the dissolution and/or reconstitution of DM Associates and DM Management Associates and the replacement of DM Management Associates as general partner of DM Associates by New DM Management I and New DM Management II and any action taken by Nirenberg or any of the foregoing entities to effect a change in the composition of the Board of Directors of the Company), including, but not limited to, any claims arising under any federal, state or local law or ordinance, tort, employment contract (express or implied), public policy, or any other obligation, other than (i) those relating to the performance of Nirenberg's obligations under this Agreement and (ii) subject to Nirenberg's reservation of rights in Section 8(a) hereof and rights pursuant to Section 9 hereof, claims made prior to or after the date of this Agreement by one or more stockholders of the Company seeking to act on behalf of the Company.

          (d) Stein and Landry, in their individual capacities and as general partners of New DM Management I and New DM Management II, each hereby agrees to waive all claims against Nirenberg in his capacity as general partner of New DM Management I and New DM Management II and as an indirect general partner of DM Associates and hereby releases and discharges him in such capacities from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, judgments, demands, liability, claims and damages whatsoever, in law or equity, that he ever had, now has, or hereafter can, shall or may have; provided, however, that
                                              --------  -------
notwithstanding the foregoing, each of Stein and Landry reserves and shall not be deemed to have released his ability to seek and obtain contribution or other appropriate relief from Nirenberg pursuant to the respective partnership agreements of DM Associates, New DM Management I or New DM Management II or pursuant to applicable law. Consistent with the foregoing, Stein and Landry each hereby agrees that he will not vote or take action individually or with respect to his general partner interests in New DM Management I or New DM Management II to assert, or to cause New DM Management I or New DM Management II or DM Associates to assert any claim against Nirenberg in the capacities specified and with respect to the matters released in this Section 8(d).

     9.   Indemnification.  Provided the Closing occurs, the Company agrees to
          ---------------
the fullest extent permitted under Delaware law to indemnify and hold Nirenberg harmless from and against any costs, expenses (including, without limitation, reasonable legal fees and expenses), judgments, fines, penalties and amounts paid in settlement (collectively "Costs") which he may incur or to which he may become subject by reason of (i) the transactions contemplated hereby, and (ii) his service as an officer, director and/or employee of the Company (to the fullest extent permitted under section 145 of the Delaware General Corporation
Law), including, without limitation, costs in connection with the Kahn litigation, (iii) the transactions relating to the reconstitution of DM Associates and the dissolution and replacement of DM Management Associates as the general partner of DM Associates by New DM Management I and New DM Management II and (iv) private causes of action by reason of the actions taken by Nirenberg and/or any of the foregoing entities to effect a change in the composition of the Board of Directors of the Company. Upon its receipt of any notice from Nirenberg with respect to any matter for which indemnification is available, the Company shall have the right to assume the defense thereof with counsel of its choice and thereafter the Company shall not be responsible for any legal fees incurred by Nirenberg in respect thereof; provided, that if
                                                         --------
Nirenberg is advised by counsel that
there may be defenses available to him that differ from those available to the Company or other indemnified parties or otherwise that the potential exists for a conflict between Nirenberg and the Company and/or such other indemnified persons, then Nirenberg shall be entitled to retain one firm of legal counsel on his behalf at the Company's expense. Nirenberg shall not compromise or settle any action for which indemnification may be available without the Company's prior written consent, which shall not be unreasonably withheld. Such indemnification shall be conditional on Nirenberg reasonably cooperating with the Company with respect to any matter for which indemnification is available.

     10.  Certain Additional Agreements.  (a)  The Company shall reimburse
          -----------------------------
Nirenberg and FCN for their previously unreimbursed fees and expenses incurred in connection with their activities relating to the Company following January 25, 1995, including the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, that the Company shall not be required to reimburse Nirenberg and FCN for any amounts in excess of an aggregate of $850,000. As promptly as practical following the execution of this Agreement, the Company will cause a wire transfer of $500,000 to be made to an account or accounts designated by Nirenberg as a non-refundable reimbursement of a portion of such fees and expenses. The balance of $350,000 shall be reimbursed to Nirenberg if the Closing occurs and upon the Company's receipt of appropriate documentation therefor.

          (b) So long as this Agreement is in effect, Nirenberg will take no action before the Delaware Chancery Court to make effective the written consent, dated September 29, 1995, executed by New DM

Management I on behalf of DM Associates and agrees that if the Closing occurs Nirenberg shall withdraw such written consent such that it shall be deemed to be null and void ab initio. Nirenberg further agrees that so long as this Agreement is in effect, neither he nor his affiliates will (i) vote or purport to take action by consent with respect to any of the Company's capital stock, (ii) conduct any discussions with any creditor of the Company or any representative thereof or (iii) object before the Delaware Chancery Court to any action proposed by the Company in connection with the financing of the cash purchase price provided in section 1 hereof. Immediately prior to the Closing Nirenberg will, to the extent requested by Stein and Landry as general partners of New DM Management I, take action as a general partner of New DM Management I (as of the September 29, 1995 record date for the 1995 annual meeting of stockholders) to cause the shares of Class B common stock of the Company held by DM Associates and over which New DM Management I has voting control to be voted in favor of the election of the slate of persons nominated by the Board of Directors of the Company for election as directors of the Company and in accordance with the recommendation of the Board of Directors with respect to the other matters to be considered at the 1995 annual meeting of stockholders of the Company.

          (c) The parties hereto agree that the Company's 1995 annual meeting of stockholders will be convened on October 31, 1995 solely for the purpose of adjourning such meeting to November 30, 1995 with the previously-determined record date of September 29, 1995 unchanged, all in accordance with the procedures made available pursuant to Section 222(C) of the Delaware General Corporation Law. To the extent required, Nirenberg will affirm his consent to such adjournment before the Delaware Chancery Court. Notwithstanding the foregoing, the annual meeting will be held on such earlier date as may be necessary pursuant to the Company's Restated Certificate of Incorporation, Restated By-laws or Delaware law in order to preserve the record date of September 29, 1995.

          (d) The Company's Board of Directors has voted to increase its size effective with the execution of this Agreement to nine and has elected
M. Howard Jacobson and Thomas O'Brien to fill such vacancies. Messrs. Jacobson and O'Brien has each delivered to Stanford N. Goldman, Jr., an Assistant Secretary of the Company, his resignation as a director to be effective upon the Closing. If the Closing for whatever reason does not occur on or before the Agreement Termination Date, then such resignations by their terms shall be null and void and without force or effect.

          (e) Nirenberg, FCN and the Foundation each hereby acknowledges that as promptly as practicable following the execution of this Agreement the Company will fund a "rabbi trust" in respect of amounts aggregating $2,488,000 that may in the future be due and owing by the Company to Stein and Landry pursuant to employment agreements between the Company and such individuals. Nirenberg will not oppose such funding and will take all reasonable action consistent with his agreements in this Section 10(e) before the Delaware Chancery Court.

          (f) The Company, Stein and Landry shall not take any action (x) that would impair, impede, prevent or otherwise frustrate the ability of Nirenberg to vote the shares of Class B Common Stock presently held by DM Associates over which New DM Management I exercises voting control at the 1995 annual meeting of stockholders to be reconvened on November 30, 1995 or such earlier date as is required pursuant to Section 10(c) hereof in a manner determined by Nirenberg in his sole discretion in the event the Closing does not occur on or prior to the Agreement Termination Date, including, without limitation, by taking action to dissolve DM Associates or either of its general partners or (y) to change the record date for the 1995 annual meeting of stockholders.

          (g) Simultaneously with the execution of this Agreement, Nirenberg will be elected the Chairman of the Board of Directors of the Company and will be entitled to the use of his office at the Company's headquarters through the Closing, after which, if the same shall occur, he shall vacate such office.

          (h) Following the date of this Agreement and until the Closing, the Company will not issue any voting securities other than pursuant to (x) options granted on or prior to the date hereof pursuant to the Company's stock option plan, (y) the securities issued to finance the payments to be made to Nirenberg, FCN and the Foundation hereunder or (z) shares issued pursuant to the Company's employee stock purchase plan. Landry and Stein each hereby agrees that from and after the date hereof until the earlier of the Closing or the Agreement Termination Date, he will not exercise any Company stock options.

          (i) If after the date hereof and prior to the Closing the Company files a voluntary petition seeking protection under the federal bankruptcy laws, then the Company's directors, other than Messrs.

Nirenberg, Kupperman, Jacobson and O'Brien, shall resign as directors of the Company, effective with the filing of such voluntary petition.

          (j) At the Closing, the Company shall at its sole cost and expense transfer unrestricted ownership and legal title, free and clear of any liens or other encumbrances, to the automobile made available by the Company for Nirenberg's use as of the date hereof, including, without limitation, payment or reimbursement by the Company of any sales or other similar taxes due and owning as a result of such transfer.

          (k) If the Closing occurs, Nirenberg agrees that for a period commencing at the Closing and ending at the termination of the Non-Compete Period, neither he nor any of his affiliates (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act)) will, unless specifically invited in writing by the Company, directly or indirectly, in any manner:

               (i) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company;

              (ii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company;

             (iii) form, join or any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;

              (iv) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (A) any of the assets, tangible or intangible, of the Company or any of its affiliates or (B) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its affiliates, except for such assets as are then being offered for sale by the Company, or any of its affiliates;

               (v) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company, or any of its affiliates, except for such assets as are then being offered for sale by the Company or any of its affiliates;

              (vi) otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or other transaction to or with the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Company;

             (vii) make any public announcement relating to a request or proposal to amend, waive or terminate any provision of this Section 10(k); or

            (viii) take any action that might result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (vii) of this section 10(k), or announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited under such clauses (i) through (vii).

     11.  Equitable Relief.  The Company, Stein, Landry and Nirenberg each
          ----------------
hereby expressly covenants and agrees that the other will suffer irreparable damage in the event any of the provisions of Sections 1, 2, 6, 7 or 10 hereof are not performed or are otherwise breached and that such other party shall be entitled as a matter of right (without the need to prove actual damages) to an injunction or injunctions and other relief to prevent a breach or violation by such other party and to secure the enforcement of such provisions. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the party seeking such relief may have.

     12.  Representations and warranties.  (a)  Nirenberg, FCN and the
          ------------------------------
Foundation represent and warrant to the Company as follows: (i) they have the full legal right, power and authority to enter into and perform all of their obligations under this Agreement and to perform the actions to be performed by them pursuant to this Agreement; (ii) the execution and delivery of this Agreement by them and the performance of their obligations hereunder will not violate any other agreement to which they are a party (other than in respect of the agreements with the CDA referred to in Sections 1 and 2 hereof and the transfer of their interests in New DM Management I, New DM Management II and DM Associates); (iii) no consent of any third party is required for the execution and performance of this Agreement by them, other than consents that may be required from DM Associates, New DM Management I, as the general partner of DM Associates, and from the other partners of DM Associates, New DM Management I and New DM Management II or from the holders of the Debentures or the Company's bank lenders; (iv) this Agreement has been duly executed and delivered by them and constitutes their legal, valid and binding agreement, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and the general principles of equity; and (v) upon consummation of the transactions contemplated hereby, the Company shall have acquired good and valid title to the DM Associates Interests, free and clear of any lien, encumbrance, or other right of any third party.

          (b) The Company represents and warrants to Nirenberg, FCN and the Foundation as follows: (i) the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement has been duly authorized and approved by all required corporate action on the part of the Company, including approval by its Board of Directors; (iii) this Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and to general principles of equity; (iv) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder will not constitute a breach under (with or without notice or the passage of time or both) or violate the Company's Restated Certificate of Incorporation or by-laws, any agreement to which the Company is a party (except for the indenture pursuant to which its senior Subordinated Notes due 2004 were issued and its agreements with its bank lenders), or any law, regulation, rule or ordinance to which the Company is subject; (v) except for the consent of the holders of its Senior Subordinated Notes due 2004 and its bank lenders, no consent of any third party is required for the execution and performance of this Agreement by the Company; and (vi) after giving effect to the transactions contemplated hereby, the Company will be Solvent. For purposes hereof, the term "Solvent" means, with reference to the Company and its consolidated subsidiaries, that the value of the properties and interests in property of the Company (both at fair value and present fair saleable value) is, on the date of determination, greater than the aggregate amount of the liabilities, including, without limitation, contingent and unliquidated liabilities, of the

Company as of such date and that, as of such date, the Company is able to pay all liabilities of the Company as such liabilities mature and the Company does not have unreasonably small capital. In calculating the amount of contingent or unliquidated liabilities of the Company at any date, such liabilities shall be calculated at the amount that, after accounting for all of the facts and circumstances existing at such date, reflects the amount that may reasonably be expected to become an actual or matured liability.

     13.  Notice.  All notices, requests and other communications to any party
          ------
hereunder shall be given or made in writing and mailed (by registered or certified mail or by overnight courier) or delivered by hand as follows:

               (a)  if to the Company, to it at:

                    One Vision Drive
                    Enfield, CT  06082
                    Attention:  Gregory G. Landry

               with a copy to:

                    Weil, Gotshal & Manges
                    767 Fifth Avenue
                    New York, NY  10153
                    Attention:  Dennis J. Block, Esq.

               (b)  if to Nirenberg, FCN and the Foundation to Nirenberg at:

                    c/o First Merchants Group
                    Devonshire Place
                    Suite 106
                    48 Holy Family Road
                    Holyoke, MA  01040

               with a copy to:

               Bingham, Dana & Gould
               150 Federal Street
               Boston, MA  02110-1726

               Attention:  Daniel L. Goldberg, Esq.

or such address as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective when, if delivered by hand, received by the party to which it is addressed or, if mailed in the manner described above, on the third business day after the date of mailing.

     14.  Successors and Assigns.  The rights and obligations of the Company
          ----------------------
under this Agreement shall inure to the benefit and be binding upon its successors and assigns and any entity to which its assets and business may be transferred by operation of law or otherwise. The Company may assign its right to acquire some or all of the DM Associates Interests to one or more of its designees; provided, that no such assignment shall relieve the Company of its obligations hereunder. This Agreement is personal to Nirenberg and Nirenberg shall not, without the written consent of the Company, assign his rights or obligations hereunder, except that this Agreement will be binding upon Nirenberg's estate and legal representatives upon his death and his beneficiaries thereafter will have the benefits hereof.

     15.  Governing Law.  This Agreement shall be construed in accordance with
          -------------
and governed by the substantive laws of the State of Connecticut, without regard to the choice of law rules thereof.

     16.  Press Release.  Nirenberg and the Company shall agree on the text of a
          -------------
press release announcing the execution of this Agreement.

     17.  Complete Understanding.  This Agreement supersedes any prior
          ----------------------
contracts, understandings, discussions and agreements among the parties and constitutes the complete understanding between them with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by any party with respect hereto except as expressly set forth therein.

     18.  Modification; Waiver.  (a)  This Agreement may be amended or waived
          --------------------
if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company on the one hand and Nirenberg, FCN and the Foundation on the other or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and shall not be exclusive of any rights or remedies provided by law or at equity.

     19.  Headings.  The section headings in this Agreement are for convenience
          --------
of reference only and shall not control or affect the meaning or construction of this Agreement.

     20.  Counterparts.  This Agreement may be signed in any number of
          ------------
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     21.  Further Assurances.  The parties hereto shall, at the request of any
          ------------------
other party, execute and deliver any further instruments or documents and take all such further actions as such party reasonably may request in order to consummate and make effective the foregoing provisions of this Agreement, including, without limitation, the taking of any action following the Closing necessary to substitute a new managing general partner of New DM Management I and New DM Management II as designated by the remaining partners of such partnerships, the waiver on behalf of New DM Management I of any rights of first refusal in favor of New DM Management I to the transfer of the limited partner interests in DM Associates contemplated hereby or the rendering inapplicable to the transactions contemplated hereby of any special approval requirements pursuant to the Company's Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the Company, FCN and the Foundation have caused this Agreement to be duly executed in their names by one of their respective officers duly authorized to enter into and execute this Agreement, and Nirenberg has manually signed his name hereto, as of the date first written above.


                                        /s/ Charles Nirenberg
                               -----------------------------------------
                                           CHARLES NIRENBERG


                               FCN PROPERTIES CORPORATION

                               By:  /s/ Charles Nirenberg
                                  --------------------------------------
                                    Name: Charles Nirenberg
                                    Title: President


                               THE NIRENBERG FAMILY
                               CHARITABLE FOUNDATION, INC.

                               By:  /s/ Charles Nirenberg
                                  --------------------------------------
                                    Name: Charles Nirenberg
                                    Title: President

                               DAIRY MART CONVENIENCE
                               STORES, INC.

                               By:  /s/ Robert B. Stein, Jr.
                                  --------------------------------------
                                    Name:  Robert B. Stein, Jr.
                                    Title:     President and Chief
                                               Executive Officer

     The undersigned each acknowledges their agreement to the provisions of
Section 8, 10(f), 10(h), 10(I) and 11 of the attached Agreement.

                                        /s/ Robert B. Stein, Jr.
                                  --------------------------------------
                                           Robert B. Stein, Jr.


                                        /s/ Gregory G. Landry
                                  --------------------------------------
                                           Gregory G. Landry